Exhibit 10.42

SEVERANCE AND CONSULTING AGREEMENT

JOHN KISPERT

This Severance and Consulting Agreement (“Agreement”) is entered into between KLA-Tencor Corporation (“Company”) and John Kispert (“Kispert” or “Participant”) together (the “Parties”) on the latest date signed by the Parties below.

A.	SEPARATION FROM EMPLOYMENT

1. The Parties have agreed that Kispert’s employment with the Company will end effective January 1, 2009 (“Termination Date”). Kispert will work until his Termination Date, unless otherwise advised by the Company, although nothing herein affects Kispert’s status as an at-will employee between now and his Termination Date.

2. Kispert will receive his final paycheck reflecting (i) all earned and unpaid salary, (ii) unreimbursed business expenses required to be reimbursed to Kispert in accordance with the Company’s business expense reimbursement policy, and (iii) pay for accrued but unused vacation that the Company is legally obligated to pay Kispert.

3. Kispert will also receive distributions due pursuant to the terms of the “KLA-Tencor Executive Deferred Savings Plan as amended and restated effective January 1, 2008” and Paragraph B(4) below.

4. Kispert’s coverage under the Company group health plans will end on January 1, 2009. However, Kispert will have the opportunity to exercise his option to continue this benefit under COBRA after that date. Kispert will be provided a benefits packet from ADP containing information on his COBRA rights and conversion to a direct pay plan. Kispert may call ADP directly at 1-866-998-8877, and ask for the COBRA unit if he has any questions about COBRA conversion. Additionally, Kispert agrees to keep the Company informed of any address changes in case the Company need to mail Kispert future W-2’s and/or other correspondence.

B.	SEVERANCE AGREEMENT

1. Because Kispert’s employment is being terminated by the Company other than for Cause as defined in the KLA -Tencor Corporation Executive Severance Plan (the “Plan”), incorporated herein, and provided he signs and does not revoke the release, he is entitled to benefits and obligations under the Plan, as modified herein, which include but are not limited to the following:

a. An amount equal to the Participant’s Severance Multiple multiplied by the Participant’s Base Salary, payable in equal installments over the Severance Period and in accordance with the Company’s normal payroll policies;

i.	Kispert’s case the Multiple is two (2), the Base Salary is $590,000 and the Severance Period is two (2) years.

b. The Participant’s Prorated Annual Incentive as defined in the Plan.

i.	In Kispert’s case this benefit amounts to $375,058.

c. Accelerated vesting with respect to the Participant’s then outstanding unvested equity awards with the Participant to receive additional vesting credit to be calculated based on the ratio of the number of months (with such number rounded up to include any fractional months) from the date of grant of any such awards to the Termination Date and the number of months (with such number rounded up to include any fractional months) in the total original vesting period of any such awards; notwithstanding the provisions in the applicable award agreements for the restricted stock units to the contrary, this Agreement serves as a modification (consistent with the transitional relief under IRS Notice 2007-86) of those award agreements to require that the shares underlying any of Kispert’s accelerated restricted stock units shall be paid at his Termination Date, subject to Section 4 below.

i.	In Kispert’s case, the vesting as reflected in Exhibit A.

d. With respect to any of the Participant’s then outstanding options or stock appreciation rights shall have an extended post-termination exercise period equal to the earlier of (A) twelve (12) months from the date of termination, or (B) the original term of such.

i.	In Kispert’s case, the option grants reflected in Exhibit B will have an extended post termination exercise period equal to the earlier of (A) twelve (12) months from the date of termination, or (B) the original term of such.

2. The Company will also provide the following additional benefits in exchange for a release:

a. The Company will enter into a consulting agreement in Section C of this Agreement, below, with Kispert (the consideration for the consulting agreement is specified in Section C, below); and

b. Provided Kispert does not breach and successfully completes the two (2) year term of the consulting agreement, the Company will waive the mitigation provision of Section 4(g) of the Plan

3. Kispert hereby acknowledges and agrees that he will experience a termination of Service Provider status under the terms of the 2004 Equity Incentive Plan on the date of termination of employment as an Employee (as such term is defined under the 2004 Equity Incentive Plan) with the Company.

4. Kispert also hereby acknowledges and agrees that he will experience a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended “Section 409A”) on the Termination Date. In the event Kispert is a “specified employee” (within the meaning of Section 409A) as of the date of termination, as determined in the sole discretion of the Company, and if the following delay is required under Section 409A, the payments contemplated in Sections 1(a), 1(b), and 1(c) hereof that would otherwise have been due within the first six (6) months following Termination Date shall be paid in a lump sum (or for shares, in a single payment) one (1) day following the last day of the sixth (6th) complete calendar month following Kispert’s separation from service, or upon Kispert’s death, if earlier, and any remaining installments following such date shall be made in accordance with the original payment schedule. Kispert further acknowledges and agrees that his service as a consultant under the terms of the consulting agreement below shall not be taken into account for any purposes under the 2004 Equity Incentive Plan.

5. As a condition of receiving benefits under the Plan and in consideration of additional benefits, Kispert, on behalf of his heirs, spouse and assigns, hereby releases the Company and its past and present officers, directors, employees, attorneys, shareholders, insurers and legal successors, and all related entities and subsidiaries and their past and present officers, directors, employees, attorneys, shareholders, insurers and legal successors (collectively, the “Released Parties”) from any and all claims, liabilities, demands, and causes of action, whether known or unknown, which Kispert has, may have, or claims to have against the Company including but not limited to any claims based upon or arising out of Kispert’s employment or the termination of his employment with the Company heretofore occurring, which include, but are not limited to, any claims of wrongful termination, breach of contract, fraud, relating to the actual or right to purchase shares of Company stock, infliction of emotional distress, defamation, negligence, retaliation, or any claims of age, race, sex, disability, sexual orientation, religious, national origin or other discrimination or harassment under federal, state or local laws prohibiting such discrimination. Kispert expressly agrees and consents to the termination of his employment in exchange for the additional severance benefits outlined herein. Accordingly, the release agreement will take effect upon his signature. The only exceptions are any claims Kispert may have for unemployment, workers compensation, or as provided under Section 10(d) of this Section, and any right Kispert may have as a vested beneficiary under the Company pension plan.

Kispert agrees he has read section 1542 of the California Civil Code, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his for her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Kispert hereby waives any right or benefit that he has under section 1542, or any equivalent statute of another State, to the full extent that he may lawfully waive such rights with respect to this release agreement, and Kispert acknowledges that it is his intention to release all known or unknown claims that he has or may have against the Parties released above.

6. Kispert understands and agrees that breach of his consulting agreement, including breach of my fiduciary duty not to compete with the Company during the term of the consulting agreement or terminating such consulting agreement prior to the end of its two (2) year term shall constitute a material breach of this Agreement. In such case, the Company will owe Kispert no further benefits under this Agreement and the Plan.

7. Kispert agrees that for a period of two (2) years from the commencement date of this Agreement, Kispert shall not, at any time during the Severance Period, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

8. Kispert understands that the terms of the Employee Proprietary Information and Inventions Agreement that he signed when he joined the Company remains in force. Notwithstanding those obligations, Kispert will maintain the confidentiality of all Company’s confidential and proprietary information and comply with the terms and conditions of my Employee Proprietary Information and Inventions Agreement. On his last day of work, Kispert will return all Company property and confidential and proprietary information to the Company.

9. Kispert acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”) and that this Agreement is knowing and voluntary, and that his termination is not in conjunction with a group termination within the meaning of ADEA or OWPA. Both the Company and Kispert agree that this Agreement does not apply to any rights or claims that may arise under ADEA after the Effective Date of this release.

10. Kispert acknowledges that the consideration given for this Agreement is in addition to anything of value to which Kispert was already entitled. Kispert further acknowledges that he has been advised by this writing that:

a. He should consult with an attorney prior to executing this Agreement;

b. He has up to twenty-one (21) days within which to consider this Agreement;

c. He has seven (7) days following the execution of this Agreement to revoke the Agreement in writing to the Company; and

d. this Agreement shall not be effective until the revocation period has expired; and nothing in this Agreement prevents or precludes Kispert from challenging or seeking a determination in good faith of the validity of this Agreement under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

C.	CONSULTING AGREEMENT

1. Effective as of the date first set forth below and for a period of two (2) years or until January 1, 2011, Kispert shall perform mutually agreed upon services for the Company, including but not limited to the following:

Assisting the new CFO with transitioning into his role;

Assisting the Company transitioning out of his COO role;

Any other mutually agreed upon consulting services which may be of interest to the Company

2. In consideration for Kispert entering into this consulting agreement and contingent on Kispert executing and not revoking the release agreement, the Company will provide the following additional benefits to which Kispert is not otherwise entitled:

a.	Provided Kispert timely elects COBRA coverage, the Company will continue to pay the cost of group employee benefit coverage continuation under COBRA for 18 months following his Termination Date to the same extent previously provided by Company’s group plans for as long as permitted under COBRA, or until Kispert becomes eligible for group insurance benefits from another employer, whichever occurs first. Kispert understands that he has an obligation to inform the Company if he receives group health coverage from another employer before Kispert’s COBRA coverage ends pursuant to this agreement, and Kispert may not increase the number of his designated dependents if any, during this time unless Kispert does so at his own expense. Kispert also understands that the period of such Company-paid COBRA coverage shall be considered part of his COBRA coverage entitlement period, and may, for tax purposes, be considered income to him.

b.	The Company agrees to continue to pay the cost of continuation of term life insurance policy consistent with the levels currently provided by the Company for the shorter of (i) two (2) years (ii) the term of the consulting agreement or (iii) until Kispert obtains employment. Kispert understands that he has an obligation to inform the Company if he becomes an employee of another employer before January 1, 2011.

c.	During the term of Kispert’s consulting agreement, and provided Kispert uses the financial advising services of the AYCO company, KLA-Tencor will extend a benefit in the form of a financial services provider (specifically, the AYCO Company) with a value of up to $20,000 per calendar year (no tax gross up) for the shorter of (i) two (2) years; or (ii) the term of the consulting agreement. Kispert understands this is taxable income.

3. It is the express intention of the parties that Kispert is an independent consultant and not an employee, agent, representative, joint venturer or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Kispert or any employee or agent of Kispert during the term of the consulting agreement. Kispert is obligated to report as taxable income all income received by him pursuant to this Agreement for his consulting services and make all payments of his tax obligations with respect to such income. Kispert further agrees to indemnify Company and hold Company harmless from any and all claims made by any government agency or other entity on account of an alleged failure by Kispert to satisfy his reporting or payment or other tax-related obligations. Kispert is free to perform work as a consultant or employee for any other entity and/or person provided that such engagement does not create a conflict of interest with Kispert’s obligations to Company, or compromise any confidential or proprietary information as used in Kispert’s Proprietary Information and Invention Assignment Agreement. Further, Kispert must, at all times comply with his confidentiality obligations to the Company.

4. It is the intent of the parties that Kispert’s services shall be limited during the term of this Agreement such that he will have a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of the date he terminated employment with the Company and commenced his services as a consultant.

Kispert agrees that during the term of this consulting agreement, Kispert owes a fiduciary duty to the Company and as such will not perform services for or be employed by Competing Enterprises (as defined below). It is intended and agreed that during the term of Kispert’s services, he will knowingly perform no act which may confer any competitive benefit or advantage upon any Competing Enterprises. For purposes of this provision, Competing Enterprises are defined as the following companies (and affiliates and subsidiaries thereof) or any entities that may acquire or obtain a majority ownership stake in the following companies: Applied Materials, Inc. ASML Holding N.V., Camtek Ltd., FEI Company , Hermes Microvision, Inc., Hitachi, Ltd., Lasertec Corporation, Nanometrics Incorporated, Negevtech Ltd., NuFlare Technology, Inc., Orbotech Ltd., ReVera Inc., Rudolph Technologies, Inc., Synopsys, Inc., Tokyo Electron Limited, and Timbre Technologies, Inc.

D.	MISCELLANEOUS

1. This Agreement shall be deemed to be a contract made under, and shall be governed and construed in accordance with, the laws of the State of California.

2. The parties agree that any and all disputes or claims, including all contract, tort, discrimination, common law or statutory disputes or claims between Kispert and the Company and/or its agents, arising under or relating to this Agreement shall be resolved by final and binding arbitration. The sole exceptions are claims under applicable workers’ compensation law, unemployment insurance claims, claims brought solely before governmental agencies, and other provisions expressly prohibited by law as well as disputes or claims brought by either the Company or me relating to or arising out of trade secrets or proprietary information claims or disputes or non-solicitation claims or disputes, for which either party may seek direct court intervention. For all other arbitrable claims, Kispert and the Company agree that arbitration shall be exclusive, final and binding remedy. Kispert, the Company and its agents hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Kispert and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in Santa Clara, California (or other mutually agreed upon city) under the Employment Arbitration Rules. As, in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator and the prevailing party shall be awarded its attorneys fees. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act. If Kispert has any questions regarding the foregoing provision or any provision of this Agreement, he understands that he is to contact the Company.

3. This Agreement constitutes the entire agreement between the parties hereto and supersedes all other agreements between Kispert and the Company, with the exception of (A) the Employee Proprietary Information and Inventions Agreement, and (B) the Plan (except for Section 5 therein). To the extent that any provision in this Agreement conflicts with any provision set forth in any and all equity plans or equity agreements governing Kispert equity awards, including but not limited to, the equity awards made under the 2004 Equity Incentive Plan and any predecessor plan(s) to the 2004 Equity Incentive Plan, the provisions of this Agreement. Nothing herein shall extinguish or modify the Company’s obligations to indemnify Kispert as an officer of the Company under Delaware law or any contractual obligation by the Company. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized officer or agent for each party hereto.

4. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

5. Kispert understands that the terms of the Employee Proprietary Information and Inventions Agreement he signed when he joined the Company remains in force. Notwithstanding those obligations, Kispert agrees he will maintain the confidentiality of all Company’s confidential and proprietary information and comply with the terms and conditions of his Employee Proprietary Information and Inventions Agreement. On Kispert’s last day of work, Kispert agrees to return all Company property and confidential and proprietary information to the Company.

6. Kispert understands and agrees that he will ask questions and escalate issues regarding the performance of this Agreement to Brian Martin.

7. The parties understand and agree that this Agreement shall not be deemed or construed at any time or for any purposes as an admission of liability or wrongdoing by either Kispert or the Company. The parties also agree not to act in any manner that might damage the other. The parties also agree to refrain from any defamation, libel or slander or tortious interference with the contracts and relationships of the other, unless Kispert’s contract or relationship is in conflict with Kispert’s consulting agreement set forth in Section C.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written below.

KISPERT UNDERSTANDS HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING BELOW. HE ACKNOWLEDGES THAT HE IS SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE ADDITIONAL BENEFITS DESCRIBED ABOVE.

Dated: 8/28/08	/s/ JOHN KISPERT
John Kispert

Accepted and Agreed to:
KLA-TENCOR CORPORATION

By:	/s/ BRIAN MARTIN
Brian Martin
General Counsel

EXHIBIT A

The equity awards subject to Section B(1)(c) above and the vesting methodology are as follows:

As of 1-1-09

Number	Grant Date	Plan	Type	Granted		Vested	Unvested		Full Vest Date	Pro-Ration of Unvested Shares	Pro-Rated Shares at 1/1/09	Est. Value at 1/1/09
090148	9/19/2006	EIP4	RSU	62,500		31,250	31,250		9/19/2010	0.57	17,860	$658,148
100001	8/8/2007	EIP4	RSU	62,500	*	0	62,500	*	8/8/2011	0.35	21,903	$807,118
100007	8/13/2007	EIP4	RSU	25,000		0	25,000		8/13/2011	0.35	8,676	$319,695
A005409	2/17/2006	EIP4	RSU	50,000		0	50,000		2/17/2011	0.57	28,724	$1,058,479
A078440	10/18/2004	EIP4	RSU	24,167		24,167	0
B078440	10/18/2004	EIP4	RSU	24,166		0	24,166		10/18/2009	0.84	20,328	$749,088
				248,333		55,417	192,916				97,491	$3,592,528
	Term Date:	1/1/2009
	Stock Price**:	$36.85

*	Represents the maximum number of shares that could have been earned under this performance award as of the grant date.

**	For illustrative purposes only. Solely for purposes of calculating the hypothetical estimated value at 1/1/09 in the table above.

Exhibit B

The stock options subject to Section B1(d) above are those options outstanding as of January 1, 2009 pursuant to the terms of the following grants:

Personnel Grant Status	KLA-Tencor Corporation

As of 1/1/09

John Kispert

Stock Options

Number	Grant Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
005424	2/17/2006	EIP4	NQ	25,000	$52.5300	0	14,166	0	10,834	25,000	14,166
009433	4/18/1995	1982	NQ	12,000	$15.3100	12,000	12,000	0	0	0	0
009922	9/17/1996	1982	NQ	6,000	$10.9400	6,000	6,000	0	0	0	0
010277	10/8/1996	1982	NQ	5,000	$10.8100	5,000	5,000	0	0	0	0
014034	8/31/1998	1982	NQ	6,000	$10.6300	6,000	6,000	0	0	0	0
014035	8/31/1998	1982	NQ	5,000	$10.6300	5,000	5,000	0	0	0	0
014036	8/31/1998	1982	NQ	15,200	$10.6300	15,200	15,200	0	0	0	0
014037	8/31/1998	1982	NQ	7,000	$10.6300	7,000	7,000	0	0	0	0
016304	8/31/1998	1982	NQ	12,000	$10.6300	12,000	12,000	0	0	0	0
021982	10/27/1999	1982	NQ	30,000	$33.7500	30,000	30,000	0	0	0	0
025078	8/13/2000	1982	NQ	5,370	$44.6875	5,370	5,370	0	0	0	0
046142	11/8/2002	1982	NQ	12,500	$37.0500	6,875	12,500	0	0	5,625	5,625
050133	1/28/2003	1982	NQ	25,000	$34.6700	13,750	25,000	0	0	11,250	11,250
053919	7/30/2003	1982	NQ	12,500	$51.2290	0	12,500	0	0	12,500	12,500
057476	10/27/2003	1982	NQ	30,000	$53.8600	0	30,000	0	0	30,000	30,000
062062	1/27/2004	1982	NQ	15,000	$58.1000	0	15,000	0	0	15,000	15,000
064938	4/26/2004	1982	NQ	18,750	$45.1600	0	18,750	0	0	18,750	18,750
070840	8/2/2004	1982	NQ	11,250	$40.6600	0	11,250	0	0	11,250	11,250
070857	9/21/2004	1982	NQ	75,000	$41.7900	0	63,750	0	11,250	75,000	63,750
082427	9/26/2005	EIP4	NQ	75,000	$47.9500	0	48,750	0	26,250	75,000	48,750
R027840	8/13/2000	1982	NQ	8,658	$66.8100	0	8,658	0	0	8,658	8,658
R029211	11/10/2000	1982	NQ	1,000	$32.8800	0	1,000	0	0	1,000	1,000
R038226	4/4/2001	1982	NQ	2,667	$50.8200	0	2,667	0	0	2,667	2,667
R040759	10/2/2001	1982	NQ	14,000	$45.2500	0	14,000	0	0	14,000	14,000